Exhibit 10(i)

SUMMARY OF DIRECTORS’ COMPENSATION

Effective July 11, 2011, compensation paid to non-employee directors of A. O. Smith Corporation is as follows:

•	An annual cash retainer of $42,500, payable quarterly in advance, and $90,000 paid in A. O. Smith Corporation Common Stock.

•	A fee of $1,500 for each board, committee and annual shareholder meeting attended; $3,000 for each Investment Policy Committee meeting.

•	A fee of $500 for each telephonic board and committee meeting.

•	A new director orientation meeting fee of $1,500.

•	An annual retainer of $5,000 for Audit Committee members and $3,000 for the members of the Investment Policy Committee, Nominating and Governance Committee and Personnel and Compensation Committee.

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An annual retainer of $15,000 for the chairperson of the Audit Committee and $10,000 for the chairpersons of each of the Investment Policy Committee, Nominating and Governance Committee and Personnel and Compensation Committee.

•	An annual retainer of $20,000 for the presiding director.

The foregoing does not reflect any changes to previously disclosed compensation for non-employee directors, except that effective July 11, 2011, A. O. Smith Corporation’s Board of Directors, upon recommendation of the Nominating and Governance Committee, increased the annual cash retainer from $35,000 to $42,500.